Exhibit 10.1

AMENDMENT
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 6 (this “Amendment”), dated as of May 27, 2021, to the Investment Management Trust Agreement (as defined below) is made by and between Trident Acquisitions Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of May 29, 2018, as amended pursuant to that certain Amendment No. 1 to the Trust Agreement dated as of November 27, 2019, that certain Amendment No. 2 to the Trust Agreement dated as of May 29, 2020, that certain Amendment No. 3 to the Trust Agreement dated August 31, 2020, that certain Amendment No. 4 to the Trust Agreement dated December 1, 2020, and that certain Amendment No. 5 to the Trust Agreement dated May 20, 2021 (as amended, the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a special meeting of stockholders of the Company held on May 27, 2021 (the “Special Meeting”), the Company’s stockholders approved (i) a proposal to amend (the “Charter Amendment”) the Company’s amended and restated certificate of incorporation, as amended, to provide that the date by which the Company shall be required to effect a Business Combination to be extended for an additional three months, with an ability to further extend for an additional three months if approved by the Company’s board of directors and (ii) a proposal to extend the date on which to commence liquidating the Trust Account in the event the Company has not consummated a business combination; and

WHEREAS, on the date hereof, the Company is filing the Charter Amendment with the Secretary of State of the State of Delaware.

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by (X) the 39-month anniversary of the closing of the IPO (“Closing”), provided that, for each of the 37th, 38th and 39th months, if the daily volume weighted average price of the Company’s common stock for any 10 consecutive trading days in the prior month is below $11.40 per share, as determined two (2) trading days prior to the last day of such prior month, the Company deposits $0.05 for each outstanding public share of common stock on or prior to the last day of such prior month, or (Y) if the Company’s Board of Directors further extends the time to complete the Business Combination by an additional 3-month period, the 42-month anniversary of the Closing, provided that for each month of the further extension if the daily volume weighted average price of the Company’s common stock for any 10 consecutive trading days in the prior month is below $11.40 per share, as determined two (2) trading days prior to the last day of such prior month, the Company deposits $0.05 for each outstanding public share of common stock on or prior to the last day of such prior month, but has not completed the Business Combination within the applicable monthly anniversary of the Closing (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date. For example, if during the 38th month, the daily volume weighted average price of the Company’s common stock for any 10 consecutive trading days is below $11.40 per share, and the Company does not deposit $0.05 for each outstanding public share by the last day of the 38th month, then the Last Date shall be the last day of the 38th month.”

2. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

3. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

4. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this 6th Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

TRIDENT ACQUISITIONS CORP.

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	Chief Executive Officer

 Acknowledged, Consented to and Agreed to By:

CHARDAN CAPITAL MARKETS LLC

By:	/s/ George Kaufman
Name:	George Kaufman
Title:	Managing Director